EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar Chairman and CEO White Electronic Designs Corporation 602-437-1520 hamid@wedc.com	Lytham Partners, LLC Retail: Joe Dorame Institutional/Analyst: Joe Diaz diaz@lythampartners.com Media: Kristen Klein 602-889-9700
White Electronic Designs Corporation
First Quarter Fiscal 2008 Financial Results
Phoenix, AZ — February 6, 2008 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the first quarter of fiscal year 2008 ended December 29, 2007.
Net sales for the first quarter of fiscal 2008 were $23.3 million compared to $22.0 million in the first quarter last year. Net income for the first quarter of fiscal 2008 was $0.2 million, or $0.01 per diluted share, consistent with net income of $0.2 million, or $0.01 per diluted share, in the first quarter of fiscal 2007.
Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation, commented, “Financial results for the first quarter of fiscal year 2008 were in line with our expectations. As we have previously indicated, we believe that the bulk of our growth for fiscal year 2008 will be achieved in the second half of the year.”
“During the quarter we received new orders of approximately $28.6 million, which equates to a book-to-bill ratio of 1.23:1. This is a key positive indicator for the Company’s future sales. Total first quarter bookings for the microelectronic segment were $17.4 million, including follow-on orders of $2.6 million for anti-tamper (AT) technology products and $3.3 million in orders for multi-chip processor modules for two major missile programs. Display segment bookings were $11.2 million.”
Mr. Shokrgozar continued, “Revenues for military microelectronics products shipped during the quarter increased 16% to $10.8 million compared to $9.3 million in the first quarter of fiscal year 2007. Military microelectronics bookings for the quarter continued to be strong with orders totaling of $14.3 million, an 18% increase over the first quarter last year. With a $38.3 million backlog in military microelectronic related products orders, we expect continued military microelectronics sales growth for the balance of fiscal year 2008. We believe that financial results of the coming quarters will benefit as a result of our sizable backlog and from the improved bookings of our first fiscal quarter.”
“Backlog at the end of the first quarter totaled $79.8 million compared to backlog of $74.5 million at the end of fiscal 2007. Our balance sheet remained strong during the quarter as our cash totaled $44.9 million with no debt. During the quarter we spent $3.2 million for the continuation of our stock repurchase program. While we are maintaining our focus on profitability, we are committed to managing our business in a manner that positions WEDC for expanded growth opportunities, and we remain optimistic about the long-term prospects of the Company,” Mr. Shokrgozar concluded.

Research and development expenses for the first quarter totaled $1.6 million, or 7% of net sales, consistent with the $1.6 million, or 7% of net sales, in the first quarter of fiscal 2007.
Selling, general and administrative expenses for the first quarter were $4.9 million, compared to $5.2 million in the first quarter of fiscal 2007. The decrease resulted from proactive steps to reduce our operating expenses and the measures taken during the fourth quarter of fiscal year 2007 to increase divisional efficiencies in both commercial microelectronic and display businesses.
Gross profit for the first quarter of fiscal 2008 was $6.3 million, consistent with the $6.3 million in the first quarter of fiscal 2007.
Microelectronic Segment Highlights
•	Net sales for the Microelectronic segment totaled $14.0 million in the first quarter of fiscal 2008, compared to $12.0 million in the prior year first quarter. Net sales to military customers totaled $10.8 million, compared to net sales of $9.3 million in the prior year first quarter.
•	Backlog at the end of the first quarter of fiscal 2008 for the Microelectronic segment totaled approximately $49.4 million, or 62%, of the total Company backlog, compared to $46.0 million in the immediately preceding quarter. Military products accounted for $38.3 million of the Microelectronic segment’s backlog, compared to $34.7 million in the immediately preceding quarter.
•	New orders received for the Microelectronic segment totaled $17.4 million for the quarter. First quarter Microelectronic segment new orders totaled 61% of the total new orders received by the Company. Military Microelectronic products closed the first quarter with $14.3 million in bookings, compared to $12.2 million in the first quarter of fiscal 2007. Included in the first quarter Military Microelectronic product bookings were $2.6 million of new orders related to AT technology products.
•	Net sales for the first quarter for the Company’s Commercial Microelectronic products totaled $3.2 million, compared to $2.7 million in the first quarter of fiscal 2007. The year-over-year increase was primarily due to the timing of orders from our customer in the high-end server business.
Key Microelectronic segment awards during the quarter included:
•	Received a $3.3 million contract to provide multi-chip processor modules for two missile programs.
•	Received a $1.7 million contract to provide multi-chip modules with the application of AT technology for a military communications radio system.

•	Received $1.1 million in follow-on contracts for circuit card assembly (CCA) including multi-chip modules used in a GPS communication receiver program.
•	Received a $1.0 million contract to provide various military grade DRAM Ball-Grid-Array (BGA) products.
•	Received PCMCIA and compact Flash Cards production orders totaling over $1.0 million for commercial applications.
•	Received $0.5 million in production orders for Restriction of Hazardous Substances (RoHS) compliant server grade memory module products from a customer supporting its next generation enterprise server.
Display Segment Highlights
•	Net sales for the Display segment totaled $9.3 million, compared to $10.0 million in the prior year first quarter. The softening economy continued to decrease demand from our appliance customers. We continue to see the slowdown of our customer’s GPS display orders for golf course applications as well as program delays from one of our new customers for its rugged specialized computer application for law enforcement.
•	Backlog at the end of the first quarter for the Display segment totaled $30.4 million, or 38%, of the total Company backlog. Display segment backlog was $28.5 million in the immediately preceding quarter and $22.0 million in the first quarter of fiscal 2007.
•	New orders received for the Display segment totaled $11.2 million, compared to $12.8 million in the first quarter of fiscal 2007.
Key Display segment awards during the quarter included:
•	Received two follow-on orders totaling $2.7 million to provide Max-Vu™ technology for use in mobile laptop PCs. Max-Vu™ provides a means of optimizing contrast and viewability of Active-Matrix Liquid Crystal Displays (AMLCDs) in high ambient lighting conditions.
•	Received follow-on display enhancement orders totaling over $1.3 million for commercial avionics applications.
•	Received follow-on display enhancement orders of $1.3 million for the Remote Weapon Station in the ground based tank application.
•	Received multiple follow-on electromechanical and interface related product orders for various military applications totaling over $1.2 million.

•	Received continuing orders of $2.4 million for follow-on keypad products from major appliance manufacturers.
Fiscal Year 2008 Company strategic initiatives:
•	Pursuit of Circuit Card Assembly (CCA) for military customers. Update: As previously disclosed, we have finalized the layout of a complete GPS receiver, including RF, power supplies, and signal conditioning. We have also recently acquired additional equipment which now gives us four high-end SMT lines. The original $0.8 million pre-production order for the delivery of prototypes of a complete CCA for use in a GPS communications receiver, which was received in fiscal year 2007, is being processed as planned. The prototype delivery is scheduled for the end of March 2008 for the customer’s qualification process. Additionally, during our first quarter 2008 we received a follow-on production contract totaling over $1.0 million for the continuation of this program. We will continue our efforts to create CCA manufacturing partnerships with additional customers.
•	Next generation Anti-Tamper (AT) technology for military and commercial applications. Update: The new coating process continues to develop on schedule, and we are setting up the additional equipment and process development for new material sets. We estimate completion in the summer of 2008. Meanwhile, we continue to secure AT based production orders using our existing technology and during the quarter we received another follow-on order totaling $1.7 million for a GPS based communication program.
•	Next generation display enhancement technology, Max-Vu™ II technology. Update: We developed proof of concept glass-bonded LCD prototypes using two new optical bonding processes. We also created a preliminary mass production cost model and initiated design validation testing on one process. Due to a lower cost structure, we believe we will be able to penetrate markets not previously served by our Max-Vu™ I process. During the quarter, we received a low quantity prototype order. We estimate that the new Max-Vu™ II process will be part of the production process by the end of fiscal year 2008.
•	Fully integrated Touch Panel display products. Update: We continue to demonstrate sunlight readable (SR) displays systems with integrated touch sensors to customers. We have developed SR touch prototypes for several leading PC manufacturers and have qualified a sensor-bonded LCD for one of these manufacturers. These displays have very low reflectance while retaining excellent brightness, enabling their use in very high brightness environments. By utilizing our Max-Vu™ optical bonding process, the clarity and contrast of these display systems are excellent and the stiffness and strength of the display system are substantially enhanced, increasing the ruggedness of the display and the quality of the touch or pen feel when using the touch sensor. We anticipate future orders from these demonstrations, samples and prototypes.
•	Continue the stock repurchase program. Update: As of December 28, 2007, we completed our second repurchase program to acquire up to an additional 5%, or 1.2 million shares, of the Company’s outstanding common stock. We are currently considering an additional repurchase program.
•	Pursuing strategic alternatives. Update: We have and will continue to evaluate various strategic alternatives to increase shareholder value. This includes mergers and/or acquisitions that we believe could expand and augment our existing businesses, and other related activities.
Teleconference Details
White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the first quarter of fiscal year 2008 beginning at 4:30 p.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 00273432 for 7 days following the call.
A live web cast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=125666. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months
About WEDC
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements included in this press release include our expectations that we will achieve growth in fiscal 2008 and that the bulk of such growth will occur in the second half of the fiscal year; that we will achieve military microelectronics sales growth for the balance of fiscal 2008; that financial results in the coming quarters will benefit as a result of our backlog and improved bookings; that our strong bookings in the quarter will translate into future sales; that we will be able to penetrate markets not previously served by our Max-Vu™ I process; that the Max-Vu ™II process will be part of our production process by the end of fiscal 2008; that the next generation AT technology for military and commercial applications will be completed in the summer of 2008; that future orders will be received as a result of demonstrations, samples and prototypes of our Touch Panel display products; and that the Company will achieve the strategic alternatives that it is pursuing. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: The difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the termination or amendment of the new contracts awarded during the quarter, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 under the heading “Business-Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three months ended
	December 29,	December 30,
	2007	2006

Net sales	$23,318	$22,020
Cost of sales	16,995	15,677

Gross profit	6,323	6,343

Operating expenses:
Selling, general and administrative	4,913	5,199
Research and development	1,636	1,589
Amortization of intangible assets	84	118

Total operating expenses	6,633	6,906

Operating loss	(310)	(563)
Interest income	569	651

Income before income taxes	259	88
(Provision for) benefit from income taxes	(20)	116

Net income	$239	$204

Earnings per share — basic	$0.01	$0.01

Earnings per share — diluted	$0.01	$0.01

Weighted average number of common shares and equivalents:
Basic	22,712,950	23,820,720
Diluted	23,268,958	24,244,893

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 29,	September 29,
	2007	2007

ASSETS
Current Assets
Cash and cash equivalents	$44,897	$48,652
Accounts receivable, less allowance for doubtful accounts of $281 and $300	18,067	17,805
Inventories	32,499	31,213
Prepaid expenses and other current assets	1,375	741
Deferred income taxes	5,472	4,603

Total Current Assets	102,310	103,014

Property, plant and equipment, net	12,658	12,678
Deferred income taxes	320	171
Goodwill	5,306	5,306
Intangible assets, net	2,393	2,477
Other assets	117	118

Total Assets	$123,104	$123,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,031	$6,718
Accrued salaries and benefits	2,070	1,748
Other accrued expenses	1,928	2,785
Deferred revenue	7,081	4,853

Total Current Liabilities	18,110	16,104

Accrued long-term pension liability	282	271
Deferred income taxes	—	33
Other long-term liabilities	1,215	1,222

Total Liabilities	19,607	17,630

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,863,544 and 24,841,586 shares issued	2,486	2,484
Treasury stock, 2,451,192 and 1,828,412 shares, at par	(245)	(183)
Additional paid-in capital	80,962	83,787
Retained earnings	20,467	20,228
Accumulated other comprehensive loss	(173)	(182)

Total Shareholders’ Equity	103,497	106,134

Total Liabilities and Shareholders’ Equity	$123,104	$123,764